Exhibit 3.41

ARTICLES OF INCORPORATION

OF

NIGHT OPTICS USA, INC.

I

NAME

The name of the corporation is Night Optics USA, Inc.

II

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

III

AGENT FOR SERVICE OF PROCESS

The name and address in this state of the corporation’s initial agent for the service of process is:

Neal S. Millard
White & Case LLP
633 West Fifth Street, Suite 1900
Los Angeles, CA 90071

IV

STOCK

This corporation is authorized to issue only one class of common shares; the total number of such shares which this corporation is authorized to issue is 1,000,000.

V

INDEMNIFICATION OF AGENTS

This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

VI

LIABILITY OF DIRECTORS

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Dated:  August 1, 2003

/s/ Ilya Reyngold
Ilya Reyngold
Incorporator